UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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JBG SMITH PROPERTIES

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April 17, 2023

To Our Fellow Shareholders:

As the members of the compensation committee (the “Committee” or “we”) of JBG SMITH Properties (the “Company” or “JBG SMITH”), we are providing this supplement to the Company’s 2023 Proxy Statement to further clarify one of the main changes we have implemented within our compensation program in response to the valuable shareholder feedback we received during last year’s shareholder engagement process. We encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis section of the Company’s 2023 Proxy Statement, before you cast your vote on Proposal 2: Advisory Vote on Executive Compensation (the “Say-On-Pay Proposal”).

One of the key topics of discussion during the shareholder outreach was the design of our short-term incentive program (“STIP”) whereby shareholders expressed a desire (i) for use of a financial objective that was not an “all or nothing” approach but rather had a defined threshold, target, and maximum range of performance level and corresponding payout and (ii) in recognition of JBG SMITH’s strong focus on ESG initiatives, to establish a more robust measurement as opposed to the existing program that had a single line item related to our important affordable housing initiative. Although our proxy statement acknowledged that we have modified our program to account for these preferences, we wanted to take this opportunity to further clarify how our 2023 STIP has been modified to address shareholder feedback.

Description of 2023 STIP Objectives

In February 2023, the Committee approved the following Financial Objective, Strategic Objectives and ESG Objectives for the 2023 STIP. Given that the Company does not issue earnings guidance, we are not disclosing the specific dollar or square footage amounts approved by our Committee for each goal at this time, but we will disclose such metrics when reporting the results in next year’s proxy statement, which is both customary for the Company and consistent with standard market practices.

Financial Objective

Our financial performance objective is based on operating NOI, which was selected because it is a supplemental portfolio performance measure that reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items, and is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. Furthermore, nearly all of our compensation peers also use NOI as a key financial metric within their short-term incentive programs.

We established a target goal tied to the Company’s internal budget that was based on a rigorous budgeting process reviewed by the full Board of Trustees. Moreover, in response to shareholder feedback, the Committee included a defined range that contains a threshold level of performance, target level of performance, and a maximum level of performance. This is the first time since the Company became publicly traded that we will examine financial performance in this manner, which aligns with our peer and broader REIT industry practices.

Strategic Objectives

During our shareholder outreach, investors understood that the Company is in the midst of a strategic transformation and strongly supported using objectives that are tied to the success of a number of critical items that align with our disclosed business strategy. Pending the degree of success on each of these outcomes, none, a portion, or all, of this objective may be earned.

1.	Actively market for sale or recapitalizations assets totaling a pre-determined estimated dollar value, subject to market conditions
2.	Address a specific dollar amount of debt maturities either through sale, modification or refinance, and recast our revolving credit facility, subject to market conditions
3.	Entitle a pre-determined total square feet of estimated potential development density, subject to uninterrupted jurisdictional review processes
4.	Submit entitlement applications for a pre-determined total square footage of estimated potential development density
5.	Achieve substantial completion of Met Park, Amazon’s first phase of its new HQ2, subject to Amazon
6.	Achieve a pre-determined multifamily in-service portfolio occupancy, excluding 2221 S Clark Street and 900 W Street, adjusted for portfolio composition changes
7.	Execute office leases totaling a pre-determined total square footage, adjusted for portfolio composition changes
8.	Achieve actual present value of executed office leases to meet or exceed present value of budget

ESG Objectives

Previously, the STIP contained a single objective tied to a portion of the Company’s ESG strategy which pertained to financing affordable workforce housing units. While this item continues to be important and is maintained as an ESG metric going forward, we have developed a robust ESG scorecard for 2023 that includes an additional 15 items that span all three aspects of ESG. The Committee believes that significantly expanding our goals, containing both qualitative and quantitative metrics, including several that are based on third-party assessments while also allocating across each dimension of ESG, responds to shareholder feedback and will hold the Company’s executives accountable for numerous ESG efforts and initiatives.

We have established a range of outcomes, as opposed to an “all or nothing” approach, based on the number of points achieved across each line item that results in a threshold, target, and maximum payout.

It should further be noted that when examining various approaches for tying ESG metrics to compensation, the Committee also took into consideration that this type of robust ESG scorecard, which is in place at several peer companies, has been well received by REIT investors.

Dimension	Target Area/Goal	Possible Points	Expected Qualitative and Quantitative Performance Result
Environmental	Maintain transparency in reporting environmental dimension topics	2	Benchmark energy, water, and waste for 100% of operating assets
		1	Publish ESG Report aligned with GRI, SASB, and TCFD
		1	Test sustainability linked credit facility for square footage of building certifications
	Demonstrate progress on 2030 performance targets	1	Track predicted energy, water, and embodied carbon for development pipeline
		2	Design 100% of entitled development to achieve LEED and ENERGY STAR certification
		1	Verify energy, water, waste, and carbon emissions data for operating portfolio
		1	Verify carbon neutrality claim
		1	Evaluate current performance targets against SBTi Net Zero program
Social	Increase financing of affordable workforce housing	2	Close or have under contract financing for at least 250 units through the Washington Housing Initiative, subject to market conditions
	Maintain transparency in reporting social dimension topics	1	Disclose in 10-K filing a statement regarding annual pay equity study
	Increase social value in the communities we serve	2	Lease a majority of space at the Waterpark to local and/or minority-owned businesses
		1	Provide financial support and in-kind donation across the focus areas of JBG SMITH Cares, and provide employees paid time off for participation in volunteer activities
	Advance culture of inclusivity among workforce	1	Maintain D&I initiatives
Governance	Maintain ESG oversight throughout the Company	1	Update climate risk assessment to include transitional and financial dimensions and report to Board
	Maintain transparency in reporting	1	Maintain 5-star rating the GRESB Real Estate Assessment
	Prepare for third-party assurance of ESG data	1	Complete ESG assurance readiness test

Tiering and Weighting

Additionally, in response to shareholder feedback, the Committee approved tiered threshold and maximum levels (in addition to target) for each weighted category of objectives in the 2023 STIP.

Objective	Threshold	Target	Maximum
Financial Objective (30%)	Pre-determined Dollar Amount less Five Million Dollars	Pre-determined Dollar Amount	Pre-determined Dollar Amount plus Five Million Dollars
Strategic Objectives (60%)	4 Objectives	5 Objectives	7 Objectives
ESG Objectives (10%)	12 Points	15 Points	17 Points

The Committee believes that execution of the Company’s strategy spans multiple submarkets with different economic drivers over many years, and that development projects, which are particularly important to our strategy, take time to identify, acquire, permit, conduct and stabilize. We believe performance must be reviewed not only for the most recent year or on a year-over-year basis, but also with a view to managing compensation to appropriately incentivize, compensate and retain our executives. For these reasons, as shown above, the Committee has weighted the Financial Objective, which it believes is short term in nature, at a lower percentage than the Strategic Objectives which it believes are the more important drivers of growth and value for shareholders over the long term.

We think it is also worth noting that beginning with the STIP bonus paid for the 2018 performance period, and every year since, our Chief Executive Officer, Matt Kelly, has elected to receive 100% of any cash bonus received under the STIP in fully vested LTIPs, and that he has made the same election for 2023. As a result, 90% of Mr. Kelly’s pay last year was “at risk pay” issued in the form of equity in the Company. We believe Mr. Kelly’s election to receive LTIPs instead of cash further aligns his overall compensation package to the Company’s performance.

We believe that this clarification, together with the other significant improvements made to JBG SMITH’s compensation program following the shareholder outreach, including a firm commitment to not issue special awards absent extraordinary circumstances – as recognized and highlighted by the proxy advisory firms in their reports – demonstrates that JBG SMITH has been fully responsive to feedback received by our shareholders in regards to executive compensation.

FOR THESE REASONS, WE ASK OUR SHAREHOLDERS

TO VOTE “FOR” THE SAY-ON-PAY PROPOSAL

Thank you very much for your continued support of JBG SMITH Properties.

Sincerely,

The Compensation Committee

Alisa M. Mall (Chair)

Alan S. Forman

D. Ellen Shuman

This letter contains forward-looking statements regarding JBG SMITH’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in JBG SMITH’s filings with the Securities and Exchange Commission, including the Risk Factors section of JBG SMITH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.